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                                                                    EXHIBIT 10.2
                               AMENDING AGREEMENT

Dated effective as of February 19, 1998 between


GULF CANADA RESOURCES LIMITED
(hereinafter the "Corporation")
                                                               OF THE FIRST PART

                                   -   and -

RICHARD H. AUCHINLECK
(hereinafter called the "Executive")
                                                              OF THE SECOND PART

          WHEREAS the parties desire to amend the Executive Employment Contract dated as of February 7, 1996 to reflect the changes to such contract deriving from the relocation of the Executive to the Corporation's executive offices in Denver, Colorado;

          WHEREAS the Compensation Committee of the Board of the Corporation recommended amendment to this agreement at a meeting on February 19, 1998;

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of $1, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:

1. Section 2.6(c)(6) is amended by changing "one (1) year" to "two (2) years".

2.        The following is added as Section 2.9 to the Executive Employment
          Contract:

2.9         CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

            In the event the Executive receives a payment or distribution pursuant to Section 2.6(c) which is determined to be an "excess parachute payment" within the meaning of Sections 4999 and 280G of the Internal Revenue Code (the "Code") and subject to tax under Code
            Section 4999 ("Excess Parachute Tax"), the following provisions shall apply:

       (a) Notwithstanding anything in this Agreement, if (A) the Company makes a payment or distribution to or for the benefit of the Executive pursuant to Section 2.6(c) (a "Payment"), and (B) the Payment is determined under the procedures provided in Section 2.9(b) to be an "excess parachute payment" within the meaning of Code Sections 4999 and 280G, subject to the Parachute Tax to any extent, the Executive shall be entitled to receive an additional payment ("the Gross-up Payment"). The Gross-up Payment shall be in an amount such that after payment by the Executive of the Excess Parachute Tax (including any interest or penalties imposed with respect to such tax) on the Payment, and all federal, state and local income taxes, employment taxes and Excess Parachute Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-up Payment, the Executive retains an amount equal to the Payment that the Executive would have had if the Payment had not given rise to any Excess Parachute Tax.

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(b)  Subject to the provisions of Section 2.9(c), all determinations of amounts required to be made under this Section 2.9, including whether and when a Gross-up Payment is required, shall be made by the Company's external auditors (the "Accounting Firm"). The parties shall direct that within 15 days of a request the Accounting Firm shall provide a written opinion setting forth its detailed supporting calculations to both the Company and the Executive. If payment is due to the Executive, the Company shall make such payment within five days of the delivery of the Accounting Firm's written opinion. The Accounting Firm's opinion shall be binding on the parties. The Accounting Firm's fees shall be paid by the Company.

(c) The Executive shall timely notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. The Executive's notification shall include a statement of the nature of the claim and the date on which such claim is requested to be paid. The Executive shall not pay the claim until it receives written notification from the Company stating whether the Company desires to contest such claim. Written notice of the Company's proposed course of action with respect to the claim shall be given no later than 5 days prior to the date on which the claim is requested to be paid.
    If the Company notifies the Executive that it desires to contest such claim, the Executive shall cooperate with the Company in good faith in order to effectively contest such claim. The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excess Parachute Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive (the "Gross-up Payment Advance"). The Company's control of the contest shall be limited to issues with respect to which a Gross-up Payment would be payable, and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

(d) As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm, it is possible that the Gross-up Payment may be under or over paid. In the event the Company exhausts its remedies pursuant to Section 2.9(c) and the Executive is required to make a payment of any Excess Parachute Tax in excess of the Gross-up Payment, (an "Underpayment"), the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. If, after the Executive receives either a Gross-up Payment or a Gross-up Payment Advance, the Executive becomes entitled to receive any refund with respect to such Gross-up Payment or Gross-up Payment Advance, (an "Overpayment"), the Executive shall promptly pay to the Company the amount of the Overpayment (together with any interest paid or credited thereon after taxes applicable thereto).

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3.     Schedule "A" is deleted in its entirety and is replaced by Schedule "A-
         1", a copy of which is attached hereto.

4. Section 2.1 of the Executive Employment Contract is amended by deleting the words "by the Chief Executive Officer and" in the second lines of subsections (a) and subsections (b). Section 2.1(b) is further amended by deleting the words "Senior Vice-President, Exploration and International" and replacing it with "Chief Executive Officer".

         In Witness Whereof the parties hereto have duly executed and delivered this Amending Agreement.


                                        GULF CANADA RESOURCES LIMITED


                                        /s/ Craig S. Glick
                                        --------------------------------


                                        /s/ Lynne Walker
                                        --------------------------------


/s/ Lana A. Burrell                     /s/ Richard H. Auchinleck
-------------------                     --------------------------------
Witness                                 RICHARD H. AUCHINLECK